Exhibit 10.9
SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
AMENDED AND RESTATED AS OF JUNE 27, 2007
     The name of this plan is the Synovus Financial Corp. Director Stock Purchase Plan (the “Plan”). The purpose of the Plan is to enable Synovus Financial Corp. (“Synovus”) to promote interest in its success, growth and development by providing directors of Synovus and its subsidiaries a convenient means of purchasing shares of Synovus Common Stock in the open market, by means of voluntary contributions and 50% matching contributions from Synovus and its subsidiary Participating Companies.
ARTICLE 1
DEFINITIONS
     A. Synovus Common Stock: The shares of common stock of the par value of $1.00 per share of Synovus, and any shares which may be issued and exchanged for or upon a change of such shares whether in subdivision or in combination thereof and whether as a part of a classification or reclassification thereof, or otherwise.
     B. Synovus: Synovus Financial Corp.
     C. Contribution Date: For Participants who are Subsidiary Company Directors, the Contribution Date shall be the date in each calendar month on which Participant contributions to the Plan shall be made. For Participants who are Parent Company Directors, the Contribution Date shall be on the date in each calendar quarter on which Participant contributions to the Plan shall be made. Synovus shall have the sole discretion to determine the Contribution Date and shall provide reasonable notification of such Contribution Date to the Participants.

     D. Effective Date of the Plan: June 27, 2007.
     E. (1) Subsidiary Company Director: Any person who serves as a member, advisory member or emeritus member of the Board of Directors of one or more subsidiaries of Synovus which participates in the Plan and which compensates such members in fees or other cash remuneration for serving in such capacity. Persons who serve in multiple capacities as members of the Boards of Directors of one or more Participating Companies shall be allowed to participate in the Plan in only one such capacity, and, if such multiple capacities involve service upon Synovus’ Board of Directors and another Participating Company or Participating Companies, such single participation shall be limited to participation at the Synovus level.
          (2) Parent Company Director: Any person who serves as a member, advisory member or emeritus member of the Board of Directors of Synovus Financial Corp.
     F. Participating Company: Synovus and each subsidiary of Synovus which compensates its Directors in fees or other cash remuneration for serving in such capacity and elects to participate in the Plan.
     G. Parent Company: Synovus Financial Corp.
     H. Offering Period: Any business day of each calendar month, during which Directors may elect to begin participation in the Plan.
     I. Participant: A Subsidiary Company Director or a Parent Company Director who shall have become a Participant in the Plan by submitting to the Agent through his or her Participating Company an Automatic Transfer Contribution Form and whose participation in the Plan shall not have been terminated.

     J. Automatic Transfer Contribution Form: The form which a Participant must forward to the Agent through his or her Participating Company so as to participate in the Plan. This form shall contain a description, including the account number, of the demand deposit account maintained by the Participant with a banking subsidiary of Synovus from which the Participant desires his or her Participant contribution to the Agent of the Plan to be made by automatic transfer.
     K. Plan Year: The period commencing on January 1st of each year and ending on December 31st of each year.
     L. Stock Share Account: The separate account which is required to be established and maintained with respect to each Participant for the purpose of recording Synovus Common Stock purchased for and allocated to the Participant under the Plan.
     M. Agent of the Plan, or Agent: Mellon Investor Services, LLC, or any duly appointed successor Agent.
ARTICLE 2
PARTICIPATION
     A Subsidiary Company Director or a Parent Company Director may become a Participant in the Plan during an Offering Period by submitting an Automatic Transfer Contribution Form to the Agent of the Plan through his or her Participating Company.
ARTICLE 3
PARTICIPANT CONTRIBUTIONS BY SUBSIDIARY COMPANY DIRECTORS AND SUBSIDIARY COMPANIES
     Participant contributions by Subsidiary Company Directors shall be made on a monthly basis on Contribution Dates. Such contributions shall be automatically deducted from each Participant’s demand deposit account as designated by the Participant on the Automatic Transfer Contribution Form at one of the three levels of participation shown below. Subsidiary companies shall make contributions to the Plan on the monthly Contribution Dates for each of their Subsidiary Company Directors who are Participants in the Plan. The amount of each such matching contribution shall be equal to fifty percent (50%) of the Participant’s contribution, as shown below.

Subsidiary Company	Subsidiary Company	Subsidiary Company
Director	Director	50% Matching
Participation Level	Contribution Amount	Contribution Amount
A	$333.33	$166.67
B	$222.22	$111.11
C	$111.11	$55.55
     A Participant may change the participation level of his or her automatic transfer contribution by submitting a new Automatic Transfer Contribution Form to the Agent through the subsidiary company at least thirty (30) days prior to a Contribution Date. A Participant may temporarily suspend contributions to the Plan for his or her Stock Share Account pursuant to Article 14 hereof. Plan participation may be terminated pursuant to Article 15 hereof.
     As Participating Company contributions to the Plan must be treated by the Participants for whom such contributions are made as compensation for serving as Subsidiary Company Directors, such amounts will be reflected on the Forms 1099 furnished to Directors annually by their respective subsidiary companies.
ARTICLE 4
PARTICIPANT CONTRIBUTIONS BY PARENT COMPANY
DIRECTORS AND SYNOVUS
     Participant contributions by Parent Company Directors shall be made on a quarterly basis on Contribution Dates. Such contributions shall be automatically deducted from each Participant’s demand deposit account, in an amount of $5,000.00 or less, in the discretion of the Parent Company Director, as designated on the Automatic Transfer Contribution Form.

     Synovus shall make matching contributions to the Plan on quarterly Contribution Dates for each Parent Company Director who is a Participant in the Plan. The amount of each such matching contribution shall be equal to fifty percent (50%) of the Participant’s contribution.
     As Synovus contributions to the Plan must be treated by the Participants for whom such contributions are made as compensation for serving as Parent Company Directors, such amounts will be reflected on the Forms 1099 furnished to Parent Company Directors annually.
     A Participant may change the amount of his or her automatic contribution by submitting a new Automatic Transfer Contribution Form to Synovus at least thirty (30) days prior to a Contribution Date. A Participant may temporarily suspend contributions to the Plan for his or her Stock Share Account pursuant to Article 14 hereof. Plan participation may be terminated pursuant to Article 15 hereof.
ARTICLE 5
ADMINISTRATION OF PLAN
     The Plan shall be administered by Synovus. Synovus may, from time to time, adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or for providing for any and all matters not specifically covered herein.
     The functions and duties of Synovus in general, are as follows:
(a)	To establish rules for the administration and make interpretations of the Plan, which rules and interpretations will apply to all Participants similarly situated.

(b)	To make provision for payment of contributions to the Agent of the Plan.

(c)	To maintain, with the assistance of the Agent of the Plan, records, including, but not limited to, those with respect to Participant contributions and Participating Company contributions and dividends paid to the Agent of the Plan.

(d)	To file with the appropriate governmental agencies any and all reports and notifications required of the Plan and to provide all Participants with any and all reports and notifications to which they are by law entitled.

(e)	To engage a certified public accountant to perform an annual audit of the Plan.

(f)	To give prompt notification to the Agent of the effectiveness, the initiation of proceedings which could result in the termination of effectiveness and the termination of effectiveness of registration, exemption or qualification of the Plan and/or the Synovus Common Stock offered thereunder under federal and applicable state securities laws.

(g)	To receive from and, upon its approval thereof, to promptly forward to the Agent of the Plan any written requests of Participants for the transfer of shares out of the Plan for all or part of the full number of shares of Synovus Common Stock in such Participants’ Stock Share Accounts.

(h)	To give prompt notification to the Agent of the Plan of the termination of the participation of any Participant in the Plan for any reason whatsoever.

(i)	To perform any and all other functions reasonably necessary to administer the Plan.

     Synovus shall indemnify each employee of any Participating Company involved in the administration of the Plan against all costs, expenses and liabilities, including attorneys’ fees, incurred in connection with any action, suit or proceeding instituted against such employee alleging any act or omission or commission performed by such employee while acting in good faith in discharging his or her duties with respect to the Plan. This indemnification is limited to the extent such costs and expenses are not covered under insurance as may be now or hereafter provided by the appropriate Participating Company.
ARTICLE 6
AGENT OF THE PLAN
     The Agent of the Plan shall be Mellon Investor Services, LLC, and any Successor Agent appointed by Synovus. The Agent shall receive all contributions made by the Participating Companies and Participants in cash only. All contributions so received (“Fund”), shall be held, managed, and administered pursuant to the terms of the Plan. No part of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of the Participants and former Participants in the Plan.
     Any Agent of the Plan may be removed by Synovus at any time. Any Agent of the Plan may resign at any time upon 120 days notice in writing to Synovus. Upon removal or resignation of such Agent, Synovus shall appoint a successor Agent of the Plan who shall have the same powers and duties as those conferred upon the Agent hereunder. Upon acceptance of such appointment by the successor Agent, the predecessor Agent shall assign, transfer, and pay over to such successor Agent the funds and properties then constituting the Fund and any and all records it might have with regard to the Fund and the administration of the Fund.

     Any corporation into which any corporate agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which any corporate agent may be a party, or any corporation to which all or substantially all of the business of any corporate agent may be transferred, shall be the successor of such agent without the filing of any instrument or performance of any further act.
     The Agent of the Plan shall have the following powers and authority in the administration and investment of the Fund:
     (a) To purchase and sell for the benefit of the Participants in the Plan shares of Synovus Common Stock in its name as Agent of the Plan, to retain the shares purchased and shares of Synovus Common Stock previously acquired under the Existing Plan and to cause such shares to be disposed of pursuant to the terms of the Plan.
     (b) To cause any Synovus Common Stock held as part of the Fund to be registered in the Agent’s own name or in the name of one or more nominees, but the books and records of the Agent shall at all times show that all such investments are part of the Fund.
     (c) To keep such portions of the Fund in cash or cash balances as the Agent, from time to time, may in its sole discretion deem to be in the best interests of the Participants in the Plan without liability for interest thereon.
     (d) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to carry out the powers herein granted.
     (e) To employ subagents to engage in the actual purchase or sale of Synovus Common Stock for the benefit of the Participants in the Plan.
     (f) To do all such acts, take all such proceedings, and exercise all such rights and privileges, although not specifically mentioned herein, as the Agent of the Plan may deem necessary or desirable to administer the Fund, and to carry out and satisfy the purposes and intent of the Plan.

     The Agent shall keep accurate and detailed accounts of all receipts, disbursements, and other transactions hereunder, including, but not limited to, Participant and Participating Company contributions received, dividends and other distributions received, and Synovus Common Stock purchased and sold, allocated and held for, and Synovus Common Stock distributed to, Participants hereunder. All accounts, books, and records relating to such transactions shall be open to inspection and audit at all reasonable times by any person designated by Synovus.
     On or before the fifteenth day following the close of each month or upon such other reporting schedules and for such other reporting periods as Synovus and the Agent of the Plan shall agree, the Agent shall file with Synovus a written report setting forth all receipts, disbursements, and other transactions effected during such preceding month or reporting period, and setting forth the current status of the Fund.
ARTICLE 7
STOCK PURCHASES AND SALES
     The Agent of the Plan shall purchase and sell shares of Synovus Common Stock in the open market for the benefit of the Participants in the Plan.
     In the event that the Agent retains the services of subagents to make such purchases and sales of shares of Synovus Common Stock, such subagents shall not be controlled by, controlling or under common control with Synovus or its affiliates. Neither Synovus nor any of its affiliates shall have, nor exercise, directly or indirectly, any control or influence over the times when, or the prices at which, Synovus Common Stock may be purchased or sold by the Agent or its subagents, the amounts of Synovus Common Stock to be so purchased or sold or the manner in which such Synovus Common Stock is to be purchased or sold. The Agent may retain the services of said subagents only upon the execution of subagency agreements by and between the Agent and subagents which sets forth terms and conditions not materially different from those contained herein with regard to the purchase and sale of Synovus Common Stock.
     Neither the Agent of the Plan, Synovus, nor any subagent retained by the Agent shall have any responsibility as to the value of Synovus Common Stock acquired or disposed of under the Plan. The duties of the Agent and any subagent to cause the purchase and sale of Synovus Common Stock under the Plan shall be subject to any and all legal restrictions or limitations imposed at the time by governmental authority, including, but not limited to, the Securities and Exchange Commission, and shall be subject to any other restrictions, limitations or considerations deemed valid by such Agent or any subagent. Accordingly, neither the Agent of the Plan, Synovus, nor any subagent shall be liable in any way if, as a result of such restrictions, limitations or considerations, the whole amount of funds available under the Plan for the purchase of Synovus Common Stock is not applied to the purchase of such shares at the time herein otherwise provided or contemplated.
ARTICLE 8
ALLOCATION OF STOCK
     As promptly as practical after each purchase by the Agent (or any subagents) of Synovus Common Stock for the benefit of the Participants in the Plan, the Agent of the Plan shall determine the average cost per share of all shares so purchased. The Agent shall then ratably allocate such shares to the Stock Share Accounts of the Participants, charging each such Participant with the average cost, including transactional costs, of the shares so allocated. Full shares and fractional share interests in one share (to three or more decimal places) shall be allocated.

ARTICLE 9
ISSUANCE OF SHARES OUT OF THE PLAN
     A Participant may request that the Agent issue shares out of the Plan for all or a part of the full number of shares of Synovus Common Stock in a Participant’s Stock Share Account. As promptly as practicable, in accordance with and after receipt by the Agent of such Participant’s request, the Agent will issue such shares out of the Plan and transfer the shares electronically to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan account or to a another account specified by the Participant; or, if the Participant requests a stock certificate, the Agent will issue the full number of shares out of the Plan and a check representing the value of the fractional share interest and send by U.S. mail a Synovus Common Stock certificate and the check for fractional share interest to the Participant at the Participant’s address of record.
     A Participant may request that the Agent issue shares out of the Plan in the name of another person and the Agent will issue the shares to such other person in accordance with Participant’s instructions; provided, however, that if such instructions are not sufficiently specific for the Agent to be able to comply with such instructions, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.
     Notwithstanding anything herein to the contrary, the Agent will carry out a Participant’s instructions to issue shares out of the Plan only if the Participant clearly indicates the number of shares to be issued out of the Plan or specifies that all shares held in such Participant’s Stock Share Account are to be issued out of the Plan; otherwise, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.

ARTICLE 10
SALE OF SHARES
     A Participant may request that the Agent sell all or a part of the full number of shares of Synovus Common Stock in a Participant’s Stock Share Account. As promptly as practicable, in accordance with and after receipt by the Agent of such Participant’s request, the Agent will sell all or the specified number of shares, deduct brokerage commissions and a transaction charge, and mail a check for the net proceeds to the Participant at the Participant’s address of record. The Participant request must clearly indicate the number of shares to be sold, or specify that all shares held in such Participant’s Stock Share Account are to be sold; otherwise, the Agent shall return such request to the Participant without selling any shares in such Participant’s account. No Participant shall have the authority or power to direct the date or sales price at which shares may be sold.

ARTICLE 11
DIVIDENDS AND DISTRIBUTIONS
     Stock dividends and stock splits received by the Agent of the Plan will be allocated by such Agent to each Participant’s Stock Share Account to the extent that such stock is attributable to the allocated Synovus Common Stock in such Participant’s Stock Share Account. Cash dividends received by the Agent of the Plan shall be used to acquire additional shares of Synovus Common Stock pursuant to the provisions of the Plan, and such shares so acquired will be allocated ratably to the Stock Share Accounts of Participants.
ARTICLE 12
VOTING RIGHTS
     Each Participant in the Plan shall have the rights and powers of ordinary shareholders with respect to the shares of Synovus Common Stock in such Participant’s Stock Share Account, including, but not limited to, the right to vote such shares. Synovus shall deliver or cause to be delivered to the Participants in the Plan at the time and in the manner such materials are sent to Synovus shareholders generally all reports, proxy solicitation materials and all other disclosure type communications distributed to Synovus shareholders generally.
ARTICLE 13
REPORTS TO PARTICIPANTS
     As soon as practical following the end of each Plan Year, or more often and as often as Synovus may elect, Synovus and/or the Agent of the Plan shall send to each Participant a written report of all transactions for such Participant’s benefit under the Plan for such Plan year.

ARTICLE 14
SUSPENSION OF CONTRIBUTIONS TO THE PLAN
     A Participant may temporarily suspend contributions to the Plan by contacting his or her Participating Company at least thirty (30) days prior to a Contribution Date. The Participant’s request to suspend contributions will be communicated to the Agent by Synovus or by the Participating Company, in accordance with Synovus’ administrative procedures for the Plan. Automatic transfer contributions from the Participant and 50% matching contributions from the subsidiary company will be stopped until the Participant submits a new Automatic Contribution Form in accordance with Article 3 or Article 4 hereof. During the time that contributions are temporarily suspended for a Participant’s Stock Share Account, dividends will continue to be paid to the Stock Share Account and reinvested in accordance with the Article 11 hereof and the Participant will continue to receive reports from the Agent for his or her Stock Share Account in accordance with Article 13 hereof.
ARTICLE 15
TERMINATION OF PARTICIPATION IN THE PLAN
     A Participant may terminate his or her participation in the Plan by contacting his or her Participating Company at least thirty (30) days prior to a Contribution Date. The Participant’s request to terminate participation in the Plan will be communicated to the Agent by Synovus or by the subsidiary company, in accordance with Synovus’ administrative procedures for the Plan.
     As promptly as practicable, in accordance with and after receipt by the Agent of such Participant’s request, the Agent will issue such shares out of the Plan and transfer the shares electronically to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan account or to another account specified by the Participant; or, if the Participant requests a stock certificate, the Agent will issue the full number of shares out of the Plan and a check representing the value of the fractional share interest and send by U.S. mail a Synovus Common Stock certificate and the check for fractional share interest to the Participant at the Participant’s address of record.

     If no delivery instructions are provided by the former Participant, the shares will be transferred to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, or, if the Participant does not have a Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, then the Agent will transfer the shares to an electronic common stock account for the Participant.
     A Participant may request that the Agent issue shares out of the Plan in the name of another person and the Agent will issue the shares to such other person in accordance with Participant’s instructions; provided, however, that if such instructions are not sufficiently specific for the Agent to be able to comply with such instructions, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.
     Notwithstanding anything herein to the contrary, the Agent will carry out a Participant’s instructions to issue shares out of the Plan only if the Participant clearly indicates the number of shares to be issued out of the Plan or specifies that all shares held in such Participant’s Stock Share Account are to be issued out of the Plan; otherwise, the Agent shall return such request to the Participant without issuing shares out of such Participant’s account in the Plan.
     Assignments or pledges of any interests under the Plan are not allowed.
ARTICLE 16
TERMINATION OF STATUS AS A DIRECTOR
     Participation in the Plan shall automatically terminate without notice upon termination of the Participant’s status as a Director whether by death, retirement, or otherwise. Upon termination of participation in the Plan, the Agent of the Plan will as promptly as practicable in accordance with the

Participant’s instructions, or in the case of death the duly appointed legal representative’s instructions, issue the number of shares of Synovus Common Stock allocated to the Director’s Stock Share Account and not previously distributed out of the Plan: (1) by transferring the shares to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account or other account designated by the Participant in writing; or (2) by issuing a certificate for the full number of shares to the Participant or to another person as designated by the Participant in writing. In the alternative, upon the Participant’s instructions, the Agent will sell the shares and will issue a check made payable to the Participant for the net cash proceeds from the sale of such shares, after deduction of brokerage commissions and a transaction charge. If no such instructions are provided by the former Participant, or in the case of death by the duly appointed legal representative, the shares will be transferred to the Participant’s Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, or, if the Participant does not have a Synovus Dividend Reinvestment and Direct Stock Purchase Plan Account, then the Agent will transfer the shares to an electronic common stock account for the Participant.
ARTICLE 17
EXPENSES
     Synovus shall bear the cost of administering the Plan, including any transfer taxes incurred in transferring the Synovus Common Stock from the Plan to the Participants. Any broker’s fees, commissions, postage or other transaction costs actually incurred will be included in the cost of the Synovus Common Stock to Participants.

ARTICLE 18
LIMITATION ON THE SALE OF STOCK
     No Synovus Common Stock will be offered or sold under the Plan to any Director in any state where the sale of such stock is not permitted under the applicable laws of such state. For purposes of this Article 18, the offering or sale of stock is not permitted under the applicable laws of a state if, inter alia, the securities laws of such state would require the Plan and/or the Synovus Common Stock offered pursuant thereto, to be registered in such state and the Plan and/or Synovus Common Stock is not registered therein.
ARTICLE 19
AMENDMENT, TERMINATION AND SUSPENSION OF THE PLAN
     The formula provisions of the Plan relating to Participant and Participating Company contributions as set forth in Article 3 and Article 4, respectively, of the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. With the exception of the restrictions set forth in the previous sentence, Synovus reserves the right to amend the Plan at any time; however, no amendment shall affect or diminish any Participant’s right to the benefit of contributions made by such Participant or his or her Participating Company prior to the date of such amendment, and no amendment shall affect the authority, duties, rights, liabilities or indemnities of the Agent of the Plan without the Agent’s prior written consent.
     Synovus reserves the right to terminate the Plan. In such event, there will be no further Participant contributions and no further Participating Company contributions, but the Agent of the Plan will make purchases of Synovus Common Stock out of available funds and will allocate such stock to the Stock Share Accounts of the Participants in the usual manner. Upon termination of the Plan, distributions of Synovus Common Stock and any cash held as a part of the fund shall be governed by the provisions of Article 16 hereof.

     Synovus reserves the right to suspend Participating Company contributions to the Plan if the Board of Directors of Synovus feels that the financial condition of Synovus warrants such suspension. Such suspension shall remain in effect until such time as Synovus’ Board of Directors determines that the financial condition of Synovus warrants the restoration of the Plan to full active status. During the time Participating Company contributions are suspended, Synovus’ Board of Directors shall determine whether Participant contributions are to be continued or suspended. If Synovus’ Board of Directors permits the continuance of Participant contributions, each Participant may elect to continue or suspend Participant contributions on his or her own behalf. If the Participant elects to continue to make Participant contributions while Participating Company contributions are suspended, the Participating Companies shall be under no obligation at any future date to make Participating Company contributions with respect to such Participant’s contributions made during such period of suspension. During any period of suspension under this Article 19, the Plan shall continue normal operation to the extent practical.
ARTICLE 20
SUSPENSION OR TERMINATION IF
STOCK PURCHASE IS PROHIBITED
     In addition to all rights to terminate or suspend the Plan otherwise reserved herein, it is understood that the Plan may be suspended or terminated at any time or from time to time by Synovus’ Board of Directors if the Plan’s continuance would, for any reason, be prohibited under any federal and state law even though such prohibition arises because of some act on the part of Synovus, including, but not limited to, Synovus engaging in a distribution of securities. If the Plan is suspended under this Article 20, no Participating Company contributions or Participant contributions shall be made and no Synovus Common Stock shall be purchased until the Plan is restored to an active status. If the Plan is terminated pursuant to this Article 20, there shall be no further Participant contributions and no further Participating Company contributions and there shall be no additional purchases of Synovus Common Stock. As soon as practical after the termination pursuant to this Article 20, distribution of Synovus Common Stock and any cash held as a part of the Fund shall be governed by the provisions of Article 16 hereof.

ARTICLE 21
CONSTRUCTION
     This Plan shall be governed by and construed under the laws of the State of Georgia.
     IN WITNESS WHEREOF, Synovus has caused this Agreement to be executed by its duly authorized officer as of the Effective Date of the Plan.

SYNOVUS FINANCIAL CORP.
By /s/ Kathleen Moates
Kathleen Moates
Title:	Senior Vice President